                                                                Exhibit 99(a)(i)



                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 11-K



                         ------------------------------



               [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                    For the Fiscal Year Ended January 3, 1999

                                       OR

             [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]


Commission File Number  1-3215

                         ------------------------------


                                JOHNSON & JOHNSON
                                  SAVINGS PLAN

                            (Full title of the Plan)


                                JOHNSON & JOHNSON
                           ONE JOHNSON & JOHNSON PLAZA
                         NEW BRUNSWICK, NEW JERSEY 08933


           (Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office)

Item 4.  Financial Statements and Exhibits

         Report of Independent Accountants

         Financial Statements:
              Statements of Net Assets Available for Benefits, with Fund Information as of December 31, 1998 and 1997

              Statements of Changes in Net Assets Available for Benefits, with Fund Information for the years ended December 31, 1998 and 1997

         Notes to Financial Statements

         Supplemental Schedules:
              Item 27a - Schedule of Assets Held For Investment Purposes at December 31, 1998

              Item 27d - Schedule of Reportable Transactions for the year ended December 31, 1998

              Item 27e - Schedule of Non-Exempt Transactions for the year ended December 31, 1998



Consent of PricewaterhouseCoopers LLP, dated June 24, 1999


The Plan.  Pursuant to the requirements of the Securities
Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         JOHNSON & JOHNSON SAVINGS PLAN


                                         By:  /s/ R.J. Darretta
                                              -------------------------------
                                              R. J. Darretta
                                              Chairman, Pension Committee
June 25, 1999

                         JOHNSON & JOHNSON SAVINGS PLAN
                               ------------------






                            FINANCIAL STATEMENTS AND
                             SUPPLEMENTAL SCHEDULES


                          AS OF AND FOR THE YEARS ENDED
                           DECEMBER 31, 1998 AND 1997

                         JOHNSON & JOHNSON SAVINGS PLAN
                                      INDEX



         Report of Independent Accountants                                              2

         Financial Statements:
              Statements of Net Assets Available for Benefits, with
              Fund Information as of December 31, 1998 and 1997                         3-4

              Statements of Changes in Net Assets Available for
              Benefits, with Fund Information for the years ended
              December 31, 1998 and 1997                                                5-6

         Notes to Financial Statements                                                  7-18

         Supplemental Schedules:
              Item 27a - Schedule of Assets Held For Investment Purposes
              at December 31, 1998                                                      19-20

              Item 27d - Schedule of Reportable Transactions for
              the year ended December 31, 1998                                          21

              Item 27e - Schedule of  Non-Exempt Transactions for
              the year ended December 31, 1998                                          22

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Pension and Benefits Committees of
Johnson & Johnson

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Johnson & Johnson Savings Plan (the "Plan") as of December 31, 1998 and 1997, and the changes in net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes, schedule of reportable transactions, and schedule of non-exempt transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statements of net assets available for benefits and the statements of changes in net assets available for benefits is presented for the purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of each fund. These supplemental schedules and fund information are the responsibility of the Plan's management. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.







Florham Park, New Jersey                              PricewaterhouseCoopers LLP
June 11, 1999

                         JOHNSON & JOHNSON SAVINGS PLAN
      STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS with FUND INFORMATION
                             As of December 31, 1998


                                                                                PARTICIPANT DIRECTED
                                                  ----------------------------------------------------------------------------
                                                                   Fixed        Intermediate
                                                   USGS Fund    Interest Fund    Bond Fund    Balanced Fund   J&J Stock Fund
                                                  ------------  -------------   ------------  -------------  ---------------
ASSETS:
Deposits in Group Annuity Contracts (Note 2)                    $632,365,945
Investments at Fair Value (Notes 2 and 6)                                                                    $1,128,154,493
Investments in Master Trust (Notes 2 and 6)       $ 29,463,932                 $ 34,191,309  $162,347,846
Accrued Dividends and Interest Receivable              129,053     3,277,090                                         29,633
Due From Johnson & Johnson
Assets Designated For Transfer (Note 2)
Hardship Loans to Participants
                                                  ------------  ------------   ------------  ------------    --------------
Total Assets                                      $ 29,592,985  $635,643,035   $ 34,191,309  $162,347,846    $1,128,184,126
                                                  ------------  ------------   ------------  ------------    --------------
LIABILITIES:
Accrued Expenses                                  $     13,803  $     91,373   $      4,664  $     22,435    $      157,680
Accrued Interest
Current Portion of Long Term Note
Long-Term Note Payable to J&J
                                                  ------------  ------------   ------------  ------------    --------------
Total Liabilities                                 $     13,803  $     91,373   $      4,664  $     22,435    $      157,680
                                                  ------------  ------------   ------------  ------------    --------------
Net Assets Available for Benefits                 $ 29,579,182  $635,551,662   $ 34,186,645  $162,325,411    $1,128,026,446
                                                  ============  ============   ============  ============    ==============

                                                  PARTICIPANT
                                                   DIRECTED                   Employee Stock Ownership
                                                  ------------                    Plan Trust Fund
                                                  Diversified                --------------------------       Total
                                                  Equity Fund    Loan Fund    Allocated    Unallocated     Savings Plan
                                                  ------------  -----------  ------------  ------------   --------------
ASSETS:
Deposits in Group Annuity Contracts (Note 2)                                                              $  632,365,945
Investments at Fair Value (Notes 2 and 6)                                    $261,654,218  $222,956,246    1,612,764,957
Investments in Master Trust (Notes 2 and 6)       $760,180,137                                               986,183,224
Accrued Dividends and Interest Receivable            4,153,061  $    69,415        13,941        10,864        7,683,057
Due From Johnson & Johnson                                                                    6,101,554        6,101,554
Assets Designated For Transfer (Note 2)                                        25,503,960   (25,503,960)
Hardship Loans to Participants                                  $ 7,082,452                                    7,082,452
                                                  ------------  -----------  ------------  ------------   --------------
Total Assets                                      $764,333,198  $ 7,151,867  $287,172,119  $203,564,704   $3,252,181,189
                                                  ------------  -----------  ------------  ------------   --------------
LIABILITIES:
Accrued Expenses                                  $    390,223                                            $     680,178
Accrued Interest                                                                          $  4,215,037        4,215,037
Current Portion of Long Term Note                                                            6,955,528        6,955,528
Long-Term Note Payable to J&J                                                               46,568,748       46,568,748
                                                  ------------  -----------  ------------  ------------   --------------
Total Liabilities                                 $    390,223  $            $             $ 57,739,313   $   58,419,491
                                                  ------------  -----------  ------------  ------------   --------------
Net Assets Available for Benefits                 $763,942,975  $ 7,151,867  $287,172,119  $145,825,391   $3,193,761,698
                                                  ============  ===========  ============  ============   ==============


                       See Notes to Financial Statements

                         JOHNSON & JOHNSON SAVINGS PLAN
      STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS with FUND INFORMATION
                             As of December 31, 1997



                                                                           PARTICIPANT DIRECTED
                                                 -------------------------------------------------------------------------
                                                                  Fixed      Intermediate
                                                  USGS Fund   Interest Fund   Bond Fund    Balanced Fund  J&J Stock Fund
                                                 -----------  -------------  ------------  -------------  --------------
ASSETS:
Deposits in Group Annuity Contracts (Note 2)                  $618,816,847
Investments at Fair Value (Notes 2 and 6)                                                                 $863,403,779
Investments in Master Trust (Notes 2 and 6)      $22,798,607                 $21,239,435   $113,720,679
Accrued Dividends and Interest Receivable            109,788     2,936,334                                       6,689
Due from Johnson & Johnson
Assets Designated for Transfer (Note 2)
Hardship Loans to Participants
                                                 -----------  ------------   -----------   ------------   ------------
    Total Assets                                 $22,908,395  $621,753,181   $21,239,435   $113,720,679   $863,410,468
                                                 -----------  ------------   -----------   ------------   ------------
LIABILITIES
Accrued Expenses                                 $     7,554  $     47,213   $     1,613   $      8,551   $     65,789
Accrued Interest
Current Portion of Long Term Note
Long-Term Note Payable to J&J
                                                 -----------  ------------   -----------   ------------   ------------
Total Liabilities                                $     7,554  $     47,213   $     1,613   $      8,551   $     65,789
                                                 -----------  ------------   -----------   ------------   ------------
Net Assets Available for Benefits                $22,900,841  $621,705,968   $21,237,822   $113,712,128   $863,344,679
                                                 ===========  ============   ===========   ============   ============

                                               PARTICIPANT
                                                 DIRECTED                  Employee Stock Ownership
                                               ------------                     Plan Trust Fund
                                               Diversified               --------------------------       Total
                                               Equity Fund    Loan Fund   Allocated    Unallocated     Savings Plan
                                               ------------  ----------  ------------  ------------   --------------
ASSETS:
Deposits in Group Annuity Contracts (Note 2)                                                          $  618,816,847
Investments at Fair Value (Notes 2 and 6)                                $185,020,811  $205,169,746    1,253,594,336
Investments in Master Trust (Notes 2 and 6)    $551,221,521                                              708,980,242
Accrued Dividends and Interest Receivable         1,149,961  $   39,604        11,490        11,832        4,265,698
Due from Johnson & Johnson                                                                6,993,782        6,993,782
Assets Designated for Transfer (Note 2)                                    22,719,748   (22,719,748)
Hardship Loans to Participants                                7,285,354                                    7,285,354
                                               ------------  ----------  ------------  ------------   --------------
    Total Assets                               $552,371,482  $7,324,958  $207,752,049  $189,455,612   $2,599,936,259
                                               ------------  ----------  ------------  ------------   --------------
LIABILITIES
Accrued Expenses                               $    308,705                                           $      439,425
Accrued Interest                                                                       $  4,739,412        4,739,412
Current Portion of Long Term Note                                                         6,658,750        6,658,750
Long-Term Note Payable to J&J                                                            53,524,276       53,524,276
                                               ------------  ----------  ------------  ------------   --------------
Total Liabilities                              $    308,705  $           $             $ 64,922,438   $   65,361,863
                                               ------------  ----------  ------------  ------------   --------------
Net Assets Available for Benefits              $552,062,777  $7,324,958  $207,752,049  $124,533,174   $2,534,574,396
                                               ============  ==========  ============  ============   ==============


                       See Notes to Financial Statements

                         JOHNSON & JOHNSON SAVINGS PLAN
 STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS with FUND INFORMATION
                      For The Year Ended December 31, 1998


                                                                               PARTICIPANT DIRECTED
                                             -------------------------------------------------------------------------------
                                                                      Fixed            Intermediate
                                                  USGS Fund         Interest             Bond Fund           Balanced
                                                  ---------           Fund               ---------              Fund
                                                                      -----                                     ----
Employee Contributions (Note 3)              $     1,429,359    $    22,174,292       $     3,208,058    $    15,233,773

Employer Contributions  (Note 3 and 9)               432,990          6,675,429               862,892          4,085,683

Interest                                           1,319,347         40,422,516             1,697,138          3,091,407

Dividends
                                             ---------------    ---------------       ---------------    ---------------
                                                   3,181,696         69,272,237             5,768,088         22,410,863
Additions to (Deductions From) Net Assets:

UltraCision Transfer-In (7/98)  (Note 1)             187,001             51,375                                   17,018

Clinical Diagnostics Transfer-In (10/98)           6,900,030          8,383,866             2,006,692          6,486,945
(Note 1)

Payments to Participants (Note 4)                 (2,835,340)       (33,642,754)             (928,359)        (6,299,485)

Change in Unrealized Net Appreciation of
 Investment                                                                                  (360,448)        11,684,861

Realized Net Gain on Sale of Investments                                                      292,358          9,638,810

Interest Expense

Administrative Expenses                              (49,351)          (438,965)              (70,957)          (514,817)

Assets Transferred (Note 2)                         (705,695)       (29,780,065)            6,241,449          5,189,088
                                             ---------------    ---------------       ---------------    ---------------

Net Increase (Decrease)                            6,678,341         13,845,694            12,948,823         48,613,283

Net Assets Available for Benefits,
Beginning of Year                                 22,900,841        621,705,968            21,237,822        113,712,128
                                             ---------------    ---------------       ---------------    ---------------

Net Assets Available for Benefits,
End of Year                                  $    29,579,182    $   635,551,662       $    34,186,645    $   162,325,411
                                             ===============    ===============       ===============    ===============

                                                                      Diversified
                                                  J&J Stock             Equity          Loan Fund
                                                     Fund                Fund           ---------
                                                     ----                ----
Employee Contributions (Note 3)               $    57,631,178     $    44,725,916

Employer Contributions  (Note 3 and 9)             15,930,284          12,299,744

Interest                                              123,759                        $       528,053

Dividends                                          12,716,300           8,829,920
                                              ---------------     ---------------    ---------------
                                                   86,401,521          65,855,580            528,053
Additions to (Deductions From) Net Assets:

UltraCision Transfer-In (7/98)  (Note 1)              161,539             227,676

Clinical Diagnostics Transfer-In (10/98)            7,352,413          12,457,112             59,601
(Note 1)

Payments to Participants (Note 4)                 (49,520,871)        (23,679,257)          (760,745)

Change in Unrealized Net Appreciation of
 Investment                                       176,370,772          68,650,503

Realized Net Gain on Sale of Investments           50,950,685          64,047,658

Interest Expense

Administrative Expenses                              (704,201)         (1,523,643)

Assets Transferred (Note 2)                        (6,330,091)         25,844,569
                                              ---------------     ---------------    ---------------

Net Increase (Decrease)                           264,681,767         211,880,198           (173,091)

Net Assets Available for Benefits,
Beginning of Year                                 863,344,679         552,062,777          7,324,958
                                              ---------------     ---------------    ---------------

Net Assets Available for Benefits,
End of Year                                   $ 1,128,026,446     $   763,942,975    $     7,151,867
                                              ===============     ===============    ===============

                                                   Employee Stock Ownership
                                                        Plan Trust Fund
                                             ------------------------------------       Total
                                                 Allocated          Unallocated      Savings Plan
                                                 ---------          -----------      ------------
Employee Contributions (Note 3)                                                      $   144,402,576

Employer Contributions  (Note 3 and 9)                            $     6,101,554    $    46,388,576

Interest                                       $       101,758             79,368         47,363,346

Dividends                                              653,065          4,940,274         27,139,559
                                               ---------------    ---------------    ---------------
                                                       754,823         11,121,196        265,294,057
Additions to (Deductions From) Net Assets:

UltraCision Transfer-In (7/98)  (Note 1)                                                     644,609

Clinical Diagnostics Transfer-In (10/98)                                                  43,646,659
(Note 1)

Payments to Participants (Note 4)                  (7,848,364)                          (125,515,175)

Change in Unrealized Net Appreciation of
 Investment                                        70,761,168           24,853,465       351,960,321

Realized Net Gain on Sale of Investments            6,421,322                            131,350,833

Interest Expense                                                        (4,892,068)       (4,892,068)

Administrative Expenses                                                                   (3,301,934)

Assets Transferred (Note 2)                          9,331,121         (9,790,376)
                                              ----------------    ---------------    ---------------

Net Increase (Decrease)                             79,420,070         21,292,217        659,187,302

Net Assets Available for Benefits,
Beginning of Year                                  207,752,049        124,533,174      2,534,574,396
                                             -----------------    ---------------    ---------------

Net Assets Available for Benefits,
End of Year                                  $     287,172,119    $   145,825,391    $ 3,193,761,698
                                             ================     ===============    ===============


                       See Notes to Financial Statements.

                         JOHNSON & JOHNSON SAVINGS PLAN
 STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS with FUND INFORMATION
                      For The Year Ended December 31, 1997


                                                                           PARTICIPANT DIRECTED
                                             ---------------------------------------------------------------------------
                                                                       Fixed           Intermediate
                                                    USGS Fund      Interest Fund        Bond Fund       Balanced Fund
                                                    ---------      -------------        ---------       -------------
Employee Contributions (Note 3)              $     1,587,946    $    24,359,500    $     2,923,806    $    12,382,348

Employer Contributions (Notes 3 and 9)               441,620          7,810,225            756,321          3,424,156

Interest                                           1,233,400         42,326,583          1,275,752          2,815,794

Dividends
                                             ---------------    ---------------    ---------------    ---------------
                                                   3,262,966         74,496,308          4,955,879         18,622,298

Additions to (Deductions From) Net Assets:

Cordis Transfer-In (Note 1)                        7,931,904          1,049,127            693,369          3,045,445

Menlo Care Transfer-In (Note 1)                      244,487             70,076             54,188            172,298

Payments to Participants (Note 4)                 (3,113,513)       (32,375,500)          (987,355)        (3,699,437)

Change in Unrealized Net Appreciation
   of Investments                                                                          185,025          2,943,813

Realized Net Gain on Sale of Investments                                                   267,240          9,774,931

Interest Expense

Administrative Expenses                              (21,462)          (490,367)           (57,967)          (450,213)

Assets Transferred (Note 2)                       (2,738,186)       (34,646,485)          (609,721)         6,811,915
                                             ---------------    ---------------    ---------------    ---------------

Net Increase                                       5,566,196          8,103,159          4,500,658         37,221,050

Net Assets Available for Benefits,
Beginning of Year                                 17,334,645        613,602,809         16,737,164         76,491,078
                                             ---------------    ---------------    ---------------    ---------------

Net Assets Available for Benefits,
End of Year                                  $    22,900,841    $   621,705,968    $    21,237,822    $   113,712,128
                                             ===============    ===============    ===============    ===============

                                                                    Diversified
                                                J&J Stock Fund      Equity Fund          Loan Fund
                                                --------------      -----------          ---------
Employee Contributions (Note 3)               $    49,870,192    $    32,332,066

Employer Contributions (Notes 3 and 9)             14,560,769          9,354,640

Interest                                               95,494                           $   721,709

Dividends                                          10,720,471          6,903,774
                                              ---------------    ---------------    ---------------
                                                   75,246,926         48,590,480            721,709

Additions to (Deductions From) Net Assets:

Cordis Transfer-In (Note 1)                        12,418,643          9,267,835          2,435,281

Menlo Care Transfer-In (Note 1)                       180,472            196,912                806

Payments to Participants (Note 4)                 (35,963,105)       (17,964,449)        (1,096,345)

Change in Unrealized Net Appreciation
   of Investments                                 172,408,761         47,183,005

Realized Net Gain on Sale of Investments           27,728,168         71,310,358

Interest Expense

Administrative Expenses                              (553,079)        (1,344,646)

Assets Transferred (Note 2)                         4,749,100         26,593,560
                                              ---------------    ---------------    ---------------

Net Increase                                      256,215,886        183,833,055          2,061,451

Net Assets Available for Benefits,
Beginning of Year                                 607,128,793        368,229,722          5,263,507
                                              ---------------    ---------------    ---------------

Net Assets Available for Benefits,
End of Year                                   $   863,344,679    $   552,062,777        $ 7,324,958
                                              ===============    ===============    ===============


                                                 Employee Stock Ownership
                                                       Plan Trust Fund
                                              -------------------------------          Total
                                                 Allocated        Unallocated      Savings Plan
                                                 ---------        -----------      ------------
Employee Contributions (Note 3)                                                  $   123,455,858

Employer Contributions (Notes 3 and 9)                        $     6,993,782         43,341,513

Interest                                      $     77,543             85,759         48,632,034

Dividends                                          587,252          4,407,672         22,619,169
                                              ------------     -------------     ---------------
                                                   664,795         11,487,213        238,048,574

Additions to (Deductions From) Net Assets:

Cordis Transfer-In (Note 1)                                                           36,841,604

Menlo Care Transfer-In (Note 1)                                                          919,239

Payments to Participants (Note 4)               (5,596,151)                         (100,795,855)

Change in Unrealized Net Appreciation
   of Investments                               54,780,550         32,129,331        309,630,485

Realized Net Gain on Sale of Investments         4,148,349                           113,229,046

Interest Expense                                                   (5,488,436)        (5,488,436)

Administrative Expenses                                                               (2,917,734)

Assets Transferred (Note 2)                     11,814,141        (11,974,324)
                                              ------------     -------------     ---------------

Net Increase                                    65,811,684         26,153,784        589,466,923

Net Assets Available for Benefits,
Beginning of Year                              141,940,365         98,379,390      1,945,107,473
                                              ------------     -------------     ---------------

Net Assets Available for Benefits,
End of Year                                   $207,752,049     $ 124,533,174     $ 2,534,574,396
                                              ============     =============     ===============


                        See Notes to Financial Statements

                         JOHNSON & JOHNSON SAVINGS PLAN
                          NOTES TO FINANCIAL STATEMENTS

     1.  Organization:

         The Johnson & Johnson Savings Plan (the "Plan" a defined contribution plan) was established on June 1, 1982 for eligible salaried and non-union hourly employees of Johnson & Johnson ("J&J" or "the Company") and certain domestic subsidiaries. The Plan was designed to enhance the existing retirement program of eligible employees. The funding of the Plan is made through employee and Company contributions. The assets of the Plan are maintained in two Master Trust accounts ("Johnson & Johnson Savings Plan Trust" and "Johnson & Johnson Pension Trust Fund") and transactions therein are executed by the trustee, Bankers Trust Company. The Johnson & Johnson Savings Plan Trust and the Johnson & Johnson Pension Trust Fund are allocated based upon the total of each individual participant's share of the Johnson & Johnson Savings Plan Trust and the Johnson & Johnson Pension Trust Fund.

         Effective January 1, 1991, the Company implemented a Leveraged Employee Stock Ownership Plan ("ESOP") to supplement its existing 401(k) plan. The ESOP is a leveraged employee stock ownership plan and is designed to comply with Section 4975(e)(7) and the regulations thereunder of the Internal Revenue Code of 1986, as amended, and is subject to the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended. The ESOP is used to fund an additional 25% match of employee contributions ("ESOP contribution").

         Initial funding for the ESOP was made through an advance from Johnson & Johnson of $100 million, which was used to purchase 1,554,800 shares of J&J common stock on the open market (which equates to 6,219,200 shares when adjusted for subsequent stock splits). Of these shares, 2,631,026 (adjusted for stock splits) remain unallocated. These shares are allocated to Plan participants under a formula set forth in the note agreement relating to the advance from J&J. Accordingly, the financial statements of the Plan for the years 1998 and 1997 present separately the assets and liabilities and changes therein pertaining to:

             (a) the accounts of employees with vested rights in allocated stock (Allocated) and

             (b) stock not yet allocated to employees (Unallocated).

         Each participant is entitled to exercise voting rights attributable to the shares allocated to their account. The Company is entitled to exercise voting rights attributable to unallocated shares.

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued

1.       Organization, (Continued):

         In the third quarter of 1998, Johnson & Johnson incorporated a "dividend pass-through" feature into the Plan. This feature allows a participant to receive cash for dividends paid on certain shares owned through the plan. To receive a dividend pass-through, it is contingent on the ownership of shares in the Johnson & Johnson Stock Fund; it does not apply to any share owned in Employee Stock Ownership Plan Trust Fund. In order to receive dividend pass-through amounts, participant eligibility is based on the lesser of (a) 20% of the eligible compensation (annual base pay rate for the year plus 50% of prior calendar year commissions) or (b) IRS Pre-tax compensation limit ($10,000 in 1998) reduced by the estimated pre-tax contribution for the year (current pre-tax percentage times the eligible compensation for the year). For the 1998 plan year, the dividend pass-through amount recorded in the Plan statement of changes in net assets available for benefits as dividend income and payments to participants was $4,259,619.

         On October 1, 1998 and December 1, 1998, the assets of Clinical Diagnostics 401(k) Retirement Plan were transferred into the Johnson & Johnson Savings Plan; and on July 1, 1998, the assets of the UltraCision 401(k) Retirement Plan were transferred into the Johnson & Johnson Savings Plan. On April 2, 1997 and October 1, 1997, the assets of the Cordis Corp. Tax Sheltered Investment Plan and the Menlo Care 401(k) Retirement Plan, respectively, were transferred into the Johnson & Johnson Savings Plan.

2.       Summary of Significant Accounting Policies:

         Valuation of Investments:

         Equity investments in the Johnson & Johnson Stock Fund and the ESOP, administered by the Bankers Trust Company, are valued at the average of the high and low market price on the last business day of the year. The cost of equity investments in the Johnson & Johnson Stock Fund are recorded at the average market price of the stock transactions for the month during which the contribution is made.

         The investments in the U.S. Government Securities ("USGS"), Fixed Interest, and Diversified Equity funds represent the Plan's share of assets in the Johnson & Johnson Savings Plan Trust ("Savings Plan Trust"). The USGS Fund consists of short-term obligations that are issued or guaranteed by the U.S. Government. Investments are valued at cost which approximates the market. Deposits in group annuity contracts in the Fixed Interest Fund are recorded at their contract values which approximates fair value because these investments have fully benefit-responsive features. Contract value represents contributions and reinvested income, less any withdrawals plus accrued interest. Participants may direct the withdrawal or transfer of all or a portion of their

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued


2.       Summary of Significant Accounting Policies (Continued):

         investment at contract value. However, withdrawals influenced by employer initiated events such as in connection with the sale of a business, may result in a distribution at other than contract value. There are no reserves against contract values for credit risk of contract issuers or otherwise.

         The average yield of the Fixed Interest Fund was approximately 6.71 percent for 1998 and 7.09 percent for 1997. The crediting interest rate of the Fixed Interest Fund was approximately 6.77 percent for 1998 and
         7.33 percent for 1997. The difference between the average yield and crediting interest rate is due to administrative charges paid by the Plan. The crediting interest rate for the investment contracts is either agreed-to in advance with the issuer or varies based on an agreed-to formula, but cannot be less than zero.

         Equity investments and corporate obligations in the Diversified Equity Fund, managed by Capital Guardian Trust Company and J.P. Morgan Investment Management, Inc., are traded on a national securities exchange and are valued at the last reported market sales price on the last business day of the year. Investments in the Diversified Equity Fund are purchased periodically by Capital Guardian Trust Company and J.P. Morgan Investment Management, Inc. based on the prevailing market values of the underlying investments.

         The Intermediate Bond Fund invests in various kinds of bonds, primarily corporate and U.S. government bonds. The Balanced Fund is invested in a mix of stocks, bonds, and real estate. The investment in these funds represents the Plan's share of the assets in the Johnson & Johnson Pension Trust Fund ("Pension Trust Fund"). These investments are stated at fair value. Generally, they represent securities traded on a national securities exchange which are valued at the last reported sales price on the last business day of the year.

         Participant loans are valued at cost, which approximates fair value.

         Temporary cash investments are stated at redemption value which approximates fair value.

         Transfers:

         Transfers among funds, which are made at the participant's election, have been presented as assets transferred. With respect to the ESOP, transfers represent shares allocated to the participants.

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued


2.  Summary of Significant Accounting Policies (Continued):

         Use of Estimates:

         The preparation of the Plan's financial statements in conformity with generally accepted accounting principles requires the plan administrator to make estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period and, when applicable, disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

         Risks and Uncertainties:

         The Plan provides for various participant investment options in funds which can invest in any combination of stocks, bonds, fixed income securities, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

         Other:
         Interest and dividend income is recorded as earned on the accrual basis. Purchases and sales of investment securities are reflected on a trade-date basis. Gains and losses on sales of investment securities are determined on the average cost method. Administrative charges are allocated monthly bases on the quarterly percentage of assets in each of the six investment funds.

         All third party administrative expenses are paid by the Plan, except cost of entering new investment vehicles which are paid primarily by Johnson & Johnson.

         Certain reclassifications have been made to the 1997 Plan financial statements to conform to the 1998 presentation.

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued


3.       Contributions:

         Participating employees may contribute a minimum of 3% up to a maximum of 20% of their base salary plus 50 percent of eligible commissions in combinations of pre-and post-tax contributions. Pre-tax contributions may not exceed the smaller of 20% of their base salary including 50 percent of eligible commissions or $10,000 in 1998 and 16% of their base salary including 50 percent of eligible commissions or $9,500 in 1997. The Company contributes to the Plan an amount equal to 75% of the employee directed contributions of the participants up to a maximum of 6% of the employee's base salary and 50 percent of eligible commissions.

         Contributions are made to the Plan by participants through payroll deductions and by the Company on behalf of participants. Such contributions, with the exception of the ESOP contribution, are invested in any of the six investment funds at the direction of the participating employees. The 25% ESOP contribution is invested in J&J stock, except for employees over 55 years of age who may choose the alternative investments. ESOP shares are released from the unallocated portion of the ESOP each February following the payment of the loan (see note 9), in accordance with the ESOP Trust Agreement. Shares released, in accordance with the ESOP note agreement, may be more or less than shares earned by participants. In the accompanying statements of net assets available for benefits, shares earned by participants in excess of those allocated have been reflected in the accompanying financial statements as assets designated for transfer.

         The number of participants invested in each fund at December 31, 1998 and 1997 was:

                                                                           1998              1997
                                                                           ----             ----
                      U.S. Government Securities Fund                      3,063            2,600
                      Fixed Interest Fund                                 17,580           18,321
                      Intermediate Bond Fund                               4,091            3,404
                      Balanced Fund                                       10,327            8,729
                      Johnson & Johnson Stock Fund                        27,360           24,368
                      Employee Stock Ownership Plan                       33,713           31,759
                      Diversified Equity Fund                             22,180           18,895

         Participants may elect to invest in more than one fund and can change investment direction once every three months. A total of 36,704 and 35,136 active and former employees had investments in the Plan for 1998 and 1997, respectively.

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued


4.       Participant Accounts and Benefits:

         All participants are fully vested in their contributions and the Company match. The benefit to which a Plan participant is entitled is the amount provided by contributions (Company and participant) and investment earnings thereon (including net realized and unrealized investment gains and losses) which have been allocated to such participant's account balance. Allocations are based on participant earnings or account balance, as defined.

         Participants are allowed to withdraw their after-tax contributions and earnings thereon, at any time. Participants may withdraw before-tax contributions only upon meeting certain hardship conditions.

5.       Loans to Participants:

         Participants may borrow up to a maximum of 50% of their account balance or $50,000, whichever is less. Loans bear a market rate of interest plus 1% and are repayable within five years. Loans are secured by the balance in the participant accounts.

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued


6.       Investments:

         Investments held by the Plan as of December 31, 1998 are summarized as follows:

                                       Johnson & Johnson              Employee Stock Ownership
                                           Stock Fund                      Plan Trust Fund                      Combined
                                -------------------------------   -------------------------------   -------------------------------
                                  Fair Value           Cost          Fair Value           Cost        Fair Value          Cost
                                  ----------           ----          ----------           ----        ----------          ----
Johnson & Johnson Common Stock  $1,123,468,342   $  469,850,905   $  478,730,076   $   91,946,210   $1,602,198,418   $  561,797,115

Temporary Cash Investments           4,686,151        4,686,151        5,880,388        5,880,388       10,566,539       10,566,539
                                --------------   --------------   --------------   --------------   --------------   --------------
                                $1,128,154,493   $  474,537,056   $  484,610,464   $   97,826,598   $1,612,764,957   $  572,363,654
                                ==============   ==============   ==============   ==============   ==============   ==============


         The investments in the U.S.G.S., Fixed Interest, and the Diversified Equity Funds reflected in the accompanying Statement of Net Assets Available for Benefits represent the Plan's share of investments (approximately 99.5% of fair value) held by the Johnson & Johnson Savings Plan Trust. Total investments held by the Savings Plan Trust on behalf of the Plan and the Johnson & Johnson Savings Plan for Union Represented Employees are summarized as follows:


         Description                                        Fair Value                Cost
         -----------                                        ----------                ----
         USGS Fund:
              U.S. Government Securities - Short Term   $    30,466,695       $    30,466,695
              Other*                                            138,992               138,992

         Fixed Interest Fund:
              Deposits in Group Annuity Contracts           634,215,282           634,215,282
              Other*                                          3,286,951             3,286,951

         Diversified Equity Fund:
              Common Stocks                                 764,674,566           548,124,829
              Other*                                          4,178,130             4,178,130
                                                         --------------       ---------------
                                                         $1,436,960,616       $ 1,220,410,879
                                                         ==============       ===============

        *Other consists of interest and/or dividends receivable.

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued


6.       Investments, (continued):

         As of December 31, 1998, the investments in the Intermediate Bond and Balanced Funds reflected in the accompanying Statement of Net Assets Available for Benefits represent the Plan's share of investments (approximately 6.5% of fair value) held by the Johnson & Johnson Pension Trust Fund. Total investments held by the Pension Trust Fund on behalf of the Plan and the various Johnson & Johnson Pension Plans are summarized as follows:

              Description                     Fair Value         Cost
              -----------                     ----------         ----
U.S. Government Securities - Short Term   $   88,842,142   $   86,445,403

Corporate Bonds & Notes - Short Term         120,087,554      120,447,976

U.S. Government Securities - Long Term       109,212,710      108,202,456

Corporate Bonds & Notes - Long Term          118,451,198      124,404,110

Common Stocks:
    Johnson & Johnson                        420,817,650       26,353,605
    Other                                  1,792,008,039    1,423,899,173

Preferred Stocks                              30,757,224       26,973,063

Commingled Investment Funds                  204,839,027      195,837,097

Temporary Investments                         82,892,180       83,127,335

Other                                         42,063,434       41,991,873
                                          --------------   --------------
                                          $3,009,971,158   $2,237,682,091
                                          ==============   ==============


         Investments held by the Plan as of December 31, 1997 are summarized as follows:

                                          Johnson & Johnson           Employee Stock Ownership
                                             Stock Fund                    Plan Trust Fund                      Combined
                                 -------------------------------   -------------------------------   -------------------------------
                                     Fair Value         Cost         Fair Value          Cost          Fair Value           Cost
                                     ----------         ----         ----------          -----         ----------           ----
Johnson & Johnson Common Stock   $  863,403,725   $  406,920,306   $  384,941,911   $   93,741,626   $1,248,345,636   $  500,661,932

Temporary Cash Investments                   54               54        5,248,646        5,248,646        5,248,700        5,248,700
                                 --------------   --------------   --------------   --------------   --------------   --------------
                                 $  863,403,779   $  406,920,360   $  390,190,557   $   98,990,272   $1,253,594,336   $  505,910,632
                                 ==============   ==============   ==============   ==============   ==============   ==============

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued


6.   Investments (continued):

     As of December 31, 1997, the investments in the U.S.G.S., Fixed Interest, and the Diversified Equity Funds reflected in the accompanying Statement of Net Assets Available for Benefits represent the Plan's share of investments (approximately 99.6% of fair value) held by the Johnson & Johnson Savings Plan Trust. Total investments held by the Savings Plan Trust on behalf of the Plan and the Johnson & Johnson Savings Plan for Union Represented Employees are summarized as follows:

         Description                               Fair Value         Cost
         -----------                               ----------         ----
USGS Fund:
     U.S. Government Securities - Short Term   $   23,731,721   $   23,731,721
     Other*                                           114,306          114,306

Fixed Interest Fund:
     Deposits in Group Annuity Contracts          620,414,165      620,414,165
     Other*                                         2,943,913        2,943,913

Diversified Equity Fund:
     Common Stocks                                554,290,739      406,787,164
     Other*                                         1,156,321        1,156,321
                                               --------------   --------------
                                               $1,202,651,165   $1,055,147,590
                                               ==============   ==============

            * Other consists of interest and/or dividends receivable.

         As of December 31, 1997, the investments in the Intermediate Bond and Balanced Funds reflected in the accompanying Statement of Net Assets Available for Benefits represent the Plan's share of investments (approximately 4.0% of fair value) held by the Johnson & Johnson Pension Trust Fund. Total investments held by the Pension Trust Fund on behalf of the Plan and the various Johnson & Johnson Pension Plans are summarized as follows:

              Description                    Fair Value          Cost
              -----------                    ----------          ----
U.S. Government Securities - Short Term   $  153,543,208   $  151,120,429
Corporate Bonds & Notes - Short Term         123,628,255      120,714,183
U.S. Government Securities - Long Term        50,059,407       48,244,801
Corporate Bonds & Notes - Long Term           95,958,893       93,166,648
Common Stocks:
    Johnson & Johnson                        354,881,800       28,297,086
    Other                                  1,513,081,721    1,298,698,029

Preferred Stocks                              25,792,091       21,845,779
Commingled Investment Funds                  174,986,840      167,925,592
Temporary Investments                        107,202,377      105,645,805
Other                                         15,262,481       15,304,755
                                          --------------   --------------
                                          $2,614,397,073   $2,050,963,107
                                          ==============   ==============

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued


6.       Investments, (continued):


         Realized gains on investments sold and distributed during the years ended December 31, 1998 and 1997 are summarized as follows:

                              J&J Stock Fund                           Diversified Equity Fund
                 ----------------------------------------       ------------------------------------------
                 Book Value      Proceeds        Gain           Book Value       Proceeds         Gain
                 ----------      --------        ----           ----------       --------         ----
         1998   $54,377,538    $105,328,223   $50,950,685      $537,294,947    $601,342,605    $64,047,658
         1997    33,353,446      61,081,614    27,728,168       435,908,633     507,218,991     71,310,358

                  Employee Stock Ownership Plan Fund
                  --------------------------------------
                  Book Value     Proceeds        Gain
                  ----------     --------        ----
         1998     $5,461,721    $11,883,043   $6,421,322
         1997      3,409,578      7,557,927    4,148,349

                        Intermediate Bond Fund                          Balanced Fund
                 -------------------------------------      -----------------------------------------
                 Book Value      Proceeds      Gain         Book Value       Proceeds        Gain
                 ----------      --------      ----         ----------       --------        ----
         1998   $45,282,372    $45,574,730    $292,358      $174,560,399    $184,199,209   $9,638,810
         1997    15,772,029     16,039,269     267,240       108,450,137     118,225,068    9,774,931

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued

7.  Tax Status:

     The Internal Revenue Service has determined and informed the Company by a letter dated April 25, 1996, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the Plan administrator believes that the Plan is designed and is currently being operated in compliance with applicable requirements of the IRC.

8.  Termination Priorities:

    The Company has the right to terminate the Plan at any time, and in the event the Plan is terminated, subject to conditions set forth in ERISA, the amount of each participant's account balance in the Plan is fully vested.

9.  Indebtedness

    In connection with the formation of the Plan's ESOP feature, the Plan borrowed $100 million from Johnson & Johnson for the purpose of purchasing J&J common stock. The note bears interest at 9% and is payable through February 15, 2005. The Company is obligated to make contributions in cash to the ESOP which, when aggregated with the ESOP's dividends and interest earnings, equal the amount necessary to enable the ESOP to make its regularly scheduled payments of principal and interest due on the term loan.

    Aggregate maturities for the next five years are as follows:

        1999                  6,955,528
        2000                  7,289,791
        2001                  7,664,462
        2002                  8,082,746
        2003                  8,548,156
        Thereafter           14,983,593
                            -----------
                            $53,524,276
                            ===========

     In the event of Plan termination or of termination of the employee stock ownership portion of the Plan, any unallocated shares shall be sold to the Company or on the open market. The proceeds of such sale shall be used to satisfy the outstanding principal and interest. The Company has no rights against shares once they are allocated under the ESOP.

10.  Concentrations of Credit Risk

     Financial instruments which potentially subject the Plan to concentrations of credit risk consist principally of the Fixed Interest Fund holdings in fully benefit-responsive group annuity contracts with insurance and other financial institutions.

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued


10.  Concentrations of Credit Risk, (Continued):

     The Fund places its fully benefit-responsive group annuity contracts with high-credit quality institutions and, by policy, limits the amount of credit exposure to any one financial institution. If any of the insurance companies that the group annuity contracts are invested with fail to perform according to the contract, the asset value of the Plan could be impaired.

11. Reconciliation of Financial Statements to Form 5500:

    The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

                                                                             December 31,            December 31,
                                                                                 1998                    1997
                                                                                 ----                    ----
       Net Assets Available for Benefits                                    $3,193,761,698          $2,534,574,396
         Per the Financial Statements
       Amounts Allocated to Withdrawing Participants                            (8,151,647)             (6,758,039)
                                                                            --------------          --------------
       Net Assets Available for Benefits Per the Form 5500                  $3,185,610,051          $2,527,816,357
                                                                            ==============          ==============


                                                                              Year Ended               Year Ended
                                                                              December 31,             December 31,
                                                                                  1998                    1997
                                                                                  ----                    ----
       Benefits Paid to Participants Per the Financial Statements             $125,515,175            $100,795,855

       Add: Amounts Allocated to Withdrawing Participants at
             December 31, 1998 and 1997                                          8,151,647               6,758,039

       Less: Amounts Allocated to Withdrawing Participants
             at December 31, 1997 and 1996                                      (6,758,039)             (5,390,992)
                                                                              ------------            ------------
       Benefits Paid to Participants Per the Form 5500                        $126,908,783            $102,162,902
                                                                              ============            ============

      Amounts allocated to the withdrawing participants are recorded on the Form
      5500 for benefit claims that have been processed and approved for payment prior to December 31, 1998 and 1997 but not yet paid as of that date.

                                                           Supplemental Schedule

                         JOHNSON & JOHNSON SAVINGS PLAN
           ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                             AS OF DECEMBER 31, 1998


FACE AMOUNT
OR SHARES         ISSUES                                                 COST                 FAIR VALUE
---------         ------                                                 ----                 ----------
                  J&J STOCK FUND

                  Common Stock

13,413,082 shs.   Johnson & Johnson                                 $469,850,905            $1,123,468,342

                  Temporary Investments

$4,686,151        BT Pyramid Directed
                  Account Cash Fund                                    4,686,151                 4,686,151
                                                                    ------------            --------------

                  Total J&J Stock Fund                              $474,537,056            $1,128,154,493
                                                                    ============            ==============


                  EMPLOYEE STOCK OWNERSHIP PLAN TRUST FUND

                  Common Stock
                  ------------
5,716,180 shs.    Johnson & Johnson                                  $91,946,210              $478,730,076

                  Temporary Investment

$5,880,388        BT Pyramid Directed
                  Account Cash Fund                                    5,880,388                 5,880,388
                                                                     -----------              ------------
                      Total ESOP Trust Fund                          $97,826,598              $484,610,464
                                                                     ===========              ============

                                                           Supplemental Schedule

                         JOHNSON & JOHNSON SAVINGS PLAN
           ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                             AS OF DECEMBER 31, 1998


FACE AMOUNT           ISSUES                                                  FAIR VALUE
-----------           ------                                                  ----------
                  Loan Fund

$7,082,452        Loans to Participants
                  (Fixed Interest rate based on the prime
                  lending rate plus one percentage
                  point.   The repayment period is
                  from one to five years.)                                   $7,082,452

$69,415           Interest Receivable                                            69,415
                                                                                -------
                  Total Loan Fund                                            $7,151,867
                                                                             ==========

                                                           Supplemental Schedule

                         JOHNSON & JOHNSON SAVINGS PLAN
                 ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998


                                                             DISPOSED                                           ACQUIRED
                                           --------------------------------------------------         ---------------------------
SECURITY/PARTY                                                                         GAIN/
DESCRIPTION                                SALES         COSTS       PROCEEDS          (LOSS)         PURCHASES             COSTS
-----------                                -----         -----       --------          ------         ---------             -----
                                    (# of Transactions)                                               (# of Transactions)

SERIES OF TRANSACTIONS:

     BT Pyramid Directed
     Account-Cash Fund                      (a)      $77,249,504      $77,249,504       0              (a)             $86,924,200

     Johnson & Johnson
     Common Stock                                                                                      158             $58,817,392


(a) Trustee is unable to provide detailed information on the number of transactions.

                                                           Supplemental Schedule

                         JOHNSON & JOHNSON SAVINGS PLAN
                  ITEM 27e - SCHEDULE OF NONEXEMPT TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998


                                                 PURCHASES                                        SALES
                                  ---------------------------------                  --------------------------
NAME                              AFFILIATION                  COST                  SALES PRICE           GAIN
----                              -----------                  ----                  -----------           ----

Johnson & Johnson
Common Stock                   Plan Administrator           $58,817,392                 $ -                $ -

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 2-77153 and 33-40295) of Johnson & Johnson of our report dated June 11, 1999 relating to the financial statements and financial statement schedules of the Johnson & Johnson Savings Plan, which appears in this Form 11-K.



Florham Park, New Jersey                             PricewaterhouseCoopers LLP
June 24, 1999